UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2009

PROLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-25007	30-0280392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
410 South Benson Lane
Chandler, AZ  85224
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 961-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K (this “Form 8-K”) may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, and business that is not historical information of ProLink Holdings Corp. (the “Company”) and its wholly-owned subsidiary ProLink Solutions, LLC.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “ believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,”  “would,” and “could,” often identify forward-looking statements.  The Company believes that there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Company may not realize its expectations, and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside of the Company’s control.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective June 1, 2009, pursuant to a letter agreement between the Company and Lawrence D. Bain dated May 7, 2009 (the “Bain Letter Agreement”), Lawrence D. Bain will resign from his positions of Chief Executive Officer and Chief Financial Officer of the Company and will be appointed Chairman of the Board of Directors of the Company (the “Board”). Steven Fisher, the current Chairman of the Board, will resign from such position upon the appointment of Mr. Bain, but will continue to serve as a member of the Board. Mr. Bain will no longer serve as the Principal Executive Officer or Principal Financial Officer of the Company. The Company is actively searching for an individual to serve as the Company’s Principal Financial Officer and plans to appoint someone to serve in such capacity as soon as possible.

Pursuant to the Bain Letter Agreement, Mr. Bain will receive $12,645.92 on a bimonthly basis as consideration for his services as Chairman of the Board. Upon execution of the Bain Letter Agreement, the Board granted Mr. Bain an option to purchase 1,237,305 shares of the Company’s common stock at an exercise price of $0.035 per share. The option vests eighteen months after the date of the Bain Letter Agreement.

(c)           Effective May 7, 2009, the Company entered into a letter agreement (the “Bension Letter Agreement”) with Wanna Win Inc. (“WWI”), a company of which Mr. Bension, a current director of the Company, is the principal and 100% owner, which provided that, as of April 27, 2009, WWI would provide the services of Mr. Bension to the Company to manage the operations of the Company and, commencing on June 1, 2009, to serve as Interim Chief Executive Officer of the Company, continuing such position until either (i) Mr. Bension is appointed Chief Executive Officer of the Company permanently by the Board, in its discretion, or (ii) until July 6, 2009, unless extended beyond such date by mutual written agreement of the parties. In connection therewith, the Company agreed to pay WWI for Mr. Bension’s services a salary of  $15,166 biweekly, commencing on April 27, 2009. The arrangement under the Bension Letter Agreement continues until July 6, 2009, unless extended beyond such date by mutual written agreement of the parties.

Mr. Bension has been a member of our Board of Directors since May 8, 2008. Mr. Bension is currently with Ventures and Acquisitions, pursuing opportunities with online action sports verticals and other online consumer oriented businesses as well as commercial real estate investing. He was formerly Chief Executive Officer of Tickets.com, a market leading ticketing distributor and software provider. Prior to joining Tickets.com, Mr. Bension was President and Chief Executive Officer of GameWorks, LLC, a multi-unit restaurant, bar and entertainment company with 32 units. Mr. Bension is a graduate of California State University, earning a B.S. degree in 1980. He also was awarded the Ernst and Young Entrepreneur of the Year in 2001 and is the founder of Discover a Star Foundation.

Item 8.01.  Other Events.

The Company is currently in the process of assessing its financial position and liquidity and its ability to continue normal operations in light of (a) recent and ongoing economic conditions which have negatively impacted the Company’s operating results, (b) instability in the capital markets, and (c) the Company’s inability to secure financing. In light of the weak financial condition of the Company, the Board and the management of the Company have determined that the Company does not have the necessary funds to complete and file its Annual Report on Form 10-K for the period ended December 31, 2008 (“Form 10-K”) and expects that the Company will be unable to continue to make its required filings of reports and forms with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company previously disclosed in that certain Current Report on Form 8-K filed with the Commission on April 21, 2009, that it anticipated filing its Form 10-K by May 18, 2009, the expiration of the filing grace period of the OTC Bulletin Board. As a result of the Company’s failure to file the Form 10-K, the Company is no longer eligible for trading on the OTC Bulletin Board, and its common stock is currently quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock.  However, the Company can give no assurance that trading in its common stock will continue on the Pink Sheets or on any other securities exchange or quotation medium.  Accordingly, stockholders’ ability to effectuate trades in the Company's common stock is likely to be materially adversely impacted. As a result of the Company’s failure to file its Form 10-K, the Company’s two Post-Effective Amendments No. 1 to Registration Statements on Form S-1, filed with the Commission on September 24, 2008 (File Nos. 333-140582 and 333-140547), and the Company’s Registration Statement on Form S-1, as amended, originally filed with the Commission on December 31, 2008 (File No. 333-156536) may be deemed to no longer be effective.

The Company’s current circumstances and worsening liquidity and financial position, including the substantial indebtedness of the Company, have caused the Company to engage restructuring counsel to assist the Company in reviewing its restructuring alternatives, which could include, but is not limited to, the sale of the Company, the senior secured lender extending more credit with unfavorable terms and seeking relief through a filing under the U.S. Bankruptcy Code in the immediate future, all of which could result in no market for the Company’s securities. In such case, the value of the Company’s securities could decrease substantially due to the substantial indebtedness of the Company. If the Company determines to file for bankruptcy, it plans to notify its investors by making an appropriate filing with the Commission, after which the Company will likely not continue to make filings under the Exchange Act. Accordingly, there may be material information about the Company of which investors would have been aware had the Company continued to make such filings, but will not be aware. The Company will not proceed with filing a petition for relief under the U.S. Bankruptcy Code if the Company, with the assistance of restructuring counsel, determines that other viable alternatives exist. There can be no assurance that such viable alternatives or immediate financing will become available in the near future or at all.

In addition, as previously disclosed in the Company’s Current Reports on Form 8-K filed with the Commission on March 11, 2009 and April 21, 2009, the Company extended the maturity date on an outstanding $1.4 million secured term note entered into with its senior secured lender to June 3, 2009.  In the event that the outstanding principal balance under the secured term note, together with all accrued and unpaid interest thereon and all fees and expenses owing to such senior secured lender have not been repaid in full on, or a waiver secured, prior to June 3, 2009, the number of shares of common stock for which an outstanding warrant held by such senior secured lender is exercisable shall increase to equal 80% of the outstanding shares of the Company’s common stock.  Accordingly, such senior secured lender would have the right to exercise its warrant into a number of shares of common stock that would effectively allow it to control the Company.

The Company cautions its current investors and potential investors not to place undue reliance upon the financial statement information contained in this Form 8-K, which has not been audited, reviewed by independent accountants or prepared for the purpose of providing the basis for an investment decision relating to any securities of the Company and is subject to adjustment which could be modified.  Such information has been provided only to give a view as to the Company’s dire financial situation. Accordingly, this Form 8-K does not contain all of the information required in the Company’s reports pursuant to the Exchange Act, and such information might not be indicative of the Company’s financial condition or operating results for the period that would be reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act.  Any results set forth herein should not be viewed as indicative of future results.

Overview of Business

For purposes of the discussion contained in this section, the use of the “Company” is meant to include ProLink Solutions, LLC.

Business.   The Company is engaged in the design, manufacture, maintenance and sale of global positioning satellite (“GPS”) golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of the Company’s systems and the brokering of the financing of its systems.

The Company’s brand strategy is to be a “Trusted Partner” to its golf-course customers by enhancing golfers’ overall experience and improving pace-of-play, increasing current revenue streams and creating new profit centers for golf courses both nationally and globally. The Company is focused on continual software and hardware improvements of our products in order to provide a state of the art, comprehensive turnkey golf course integrated information management system and solution, emphasizing enhancement of the game and providing a platform technology that links directly to the golfing public.

The Company’s current target market is the worldwide golf industry. It has strategic distribution relationships in key golf markets worldwide including Europe, the Middle East, South Africa, South America, and Asia. North America continues to be the Company’s main focus with coverage by distributors and direct sales representatives as well as marketing alliances for its advertising revenue.

The Company’s systems help attract and retain customers by delivering a better golf experience on the course with precise distance measurements, optional selection of a variety of golf tips/techniques, detailed color course maps, media streaming of real-time sports scores and news headlines, food and beverage ordering, electronic scoring, tournament play and emergency communication to the clubhouse.

The target profile for GPS golf course management systems includes resort courses, high-end daily fee facilities and residential golf communities. These facilities include large-scale golf-centric resorts and developments. A secondary market includes the mid-range facilities, lower-end daily fee facilities and municipal golf courses.

Results of Operations.

In light of the weak financial condition of the Company, the Board of Directors and the management of the Company have determined that the Company does not have the necessary funds to complete the independent audit of its financial statements for the twelve months ended December 31, 2008. The figures discussed below are taken from the management prepared Consolidated Statement of Operations for the twelve months ended December 31, 2008 which management believes is materially accurate.

Revenues:

Total revenue for the year ended December 31, 2008 was $21,341,610 compared to revenue for the year ended December 31, 2007 of $25,205,625, a decrease of $3,864,015 or 15.3%.

System Sales:

Revenue from system sales decreased by $2,796,547 or 14.4% to $16,589,927 for the year ended December 31, 2008, from $19,386,474 in 2007, resulting from a decrease in units sold primarily to the Company’s international customers. Total revenue derived from system sales to international customers was $941,095 in 2008 as compared to $6,471,653 for 2007, representing a $5,530,558 decrease. International revenue decrease resulted from the termination of the Company’s relationship with Elumina Iberica S.A.  The Company terminated its relationship with its international distribution partner, Elumina Iberica S.A., in early 2008. The Company is actively seeking replacement distributors.  Throughout 2008 and 2009, the Company has signed six distributors covering approximately 20 countries, although such distributors have not yet materially contributed to the Company’s sales volume.

Domestic system sales increased by 44.1% to $10,298,077 for the year ended December 31, 2008, from $7,147,986 in 2007, resulting primarily from a growing number of new customers acquiring our systems. Upgrades revenue for the year ended December 31, 2008 decreased by 7.2% from $5,766,835 to $5,350,755.

Service revenue:

Service revenues increased by 22.0% to $3,086,430 in 2008 from $2,529,048 in 2007.  This increase is driven by the increased number of installed courses under service contract.

Net financing revenue:

Net financing revenues decreased by 47.9% to $1,224,887 in 2008 from $2,350,126 in 2007. This decrease was driven primarily by the decrease in refinancing transactions of pre-owned systems during 2008.

Advertising revenue:

Advertising revenue decreased by 53.2% to $440,366 in 2008 from $939,977 in 2007, a decrease of $499,611. The decrease was primarily the result of companies that advertise both nationally and locally in the markets the Company serves pulling back their advertising programs due to the current economic conditions.

Gross Margin:

Gross margin for the year ended December 31, 2008 was $9,358,832, compared to $11,454,413 for the year ended December 31, 2007, a decrease of $2,095,581 or 18.29%.  The primary decrease in margin was due to the decrease in International system sales and the decrease in Advertising revenues, partially offset by the growth in Domestic system sales. Gross margin on system sales increased in 2008 to 49.0% from 48.6% in 2007, the increase was due to continued emphasis on product cost control and installation efficiencies on system sales.

Operating Expenses:

Operating Expenses grew for year ended December 31, 2008 by $4,987,979 to $25,138,868 from the $20,165,889 for the same period in 2007. This increase was the result of increased General and administrative expenses which were $16,151,509 for the year ended December 31, 2008 compared to $8,396,742 for the year ended December 31, 2007, an increase of $7,754,767. The significant increase was the result of non-cash impairment charges made against goodwill, residual values, prepaid advertising and license agreements.  The Company reviews property, equipment, intangible assets and the value of its residual interest in leased equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In considering the recent activity, the introduction of the Company’s new Prolink Touch product and the current economic environment the Company recorded impairment charges against residual values and inventory equal to approximately $5.5 million and additional impairment charges to goodwill and other intangible assets equal to approximately $1.0 million during the fiscal year ended December 31, 2008. The balance of the increase in General and Administrative expenses was due to $1.3 million in legal fees incurred in connection with the legal proceedings described in the Risk Factors below.

Liquidity and Capital Resources

Historically, the Company has incurred substantial operating losses, requiring it to seek capital in the forms of both debt and equity. At December 31, 2008, the Company had $248,369 in cash and cash equivalents, compared to $2,829,496 at December 31, 2007. As of December 31, 2008, the Company had Current Liabilities of $15,455,249 and a Deficit Net Worth of $12,072,239. As of May 26, 2009, the Company had cash and cash equivalents of $167,570.
Management has taken several actions to allow the Company to continue as a viable entity despite the Company’s current circumstances and worsening liquidity and financial position.  However, unless some form of immediate financing is received, or an extension of additional credit from its senior secured lender is granted, the Company could be subject to foreclosure by its senior secured lender or could be forced to seek restructuring protection under a petition for relief under the U.S. Bankruptcy Code.

Risk Factors

In addition to those risks discussed in this Form 8-K, including those set forth below, information concerning risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, the Company’s two Post-Effective Amendments No. 1 to Registration Statements on Form S-1, filed with the Commission on September 24, 2008, and the Company’s Registration Statement on Form S-1, as amended, originally filed with the Commission on December 31, 2008, is incorporated by reference herein. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair the Company’s business operations. If any of the matters identified as potential risks materialize, the Company’s business could be harmed.

Risks Related to the Company’s Business

The Company needs to raise additional capital immediately, which may not be available on favorable terms.

The Company’s capital resources are not sufficient to meet its working capital and capital expenditure needs and it will need to immediately raise substantial additional funds. The Company is urgently pursuing fund-raising possibilities including obtaining additional debt or equity financing. If the Company is unsuccessful in its efforts to raise additional funds or if the level of cash and cash equivalents falls below anticipated levels, it will be required to substantially reduce operations. The Company cannot assure its investors that it will be able to obtain sufficient financing in a timely manner or at all, or that any financing will be available to it on reasonable terms. The Company’s existing indebtedness and/or any additional indebtedness it may incur in the future, may adversely affect its ability to operate its business or to continue operations at their current levels.

The Company has limited cash and cash equivalents that raise substantial doubt about the Company’s ability to continue as a going concern.

As of May 26, 2009, the Company had cash and cash equivalents of $167,570.  Given the Company’s results from operations, current forecasts, and financial position as of May 26, 2009, its present capital resources are not sufficient to fund its planned operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Notwithstanding the above, management has taken several actions to allow the Company to continue as a viable entity as a result of the Company’s current circumstances and worsening liquidity and financial position. However, unless some form of immediate financing is received, or extension of additional credit from its senior secured lender is granted, the Company could be subject to foreclosure by its senior secured lender or be forced to seek protection under a petition for relief under the U.S. Bankruptcy Code. The Company cannot assure its investors that it will successfully defer, reduce or eliminate certain operating expenditures or that it can obtain additional funding on reasonable terms, or at all. Further, if the Company raises additional funds by issuing equity securities, its stock price may decline and its existing stockholders will experience significant dilution.

Unless the Company receives immediate substantial financing or extension of credit, management would expect to seek relief under the U.S. Bankruptcy Code, which could have adverse material effects on its business.

Unless the Company receives immediate substantial financing or extension of credit, management would expect to seek relief under the U.S. Bankruptcy Code. The Company believes that seeking relief under the U.S. Bankruptcy Code, if such relief does not lead to a quick emergence from Chapter 11, could materially adversely affect the relationships between the Company and its existing and potential customers, employees, suppliers, and others.

The Company will also be subject to risks and uncertainties with respect to the actions and decisions of its creditors and other third parties who have interests in the bankruptcy cases that may be inconsistent with the Company’s plans.

These risks and uncertainties could affect the Company’s business and operations in various ways. Because of the risks and uncertainties associated with the bankruptcy cases, the Company cannot predict or quantify the ultimate impact that events occurring during the Chapter 11 reorganization process will have on its business, financial condition and results of operations.

The Company’s senior secured lender could gain even greater control of the Company’s common stock in the event that the Company does not repay its significant outstanding debt by June 3, 2009.

As previously disclosed in the Company’s Current Reports on Form 8-K filed with the Commission on March 11, 2009 and April 21, 2009, the Company is in default of various payment obligations to its senior secured lender. The Company was granted forbearance on those defaults until June 3, 2009. In the event that the Company has not repaid a secured term note in the amount of $1.4 million issued to its senior secured lender in full prior to June 3, 2009, the number of shares of common stock of the Company for which the warrant held by the senior secured lender is exercisable will become 80% of the outstanding common stock of the Company on a partially diluted basis, subject to reduction for prior exercises. If this occurs, it will cause substantial dilution to the Company’s then-existing stockholders.

The Company has a history of losses.

The Company has incurred operating losses since its inception and no assurance can be given that it will ever become profitable. Its operating losses are attributable to the developing nature of its business and have resulted primarily from:

•	significant costs associated with the development of its products;
•	marketing and distribution of its products;
•	increased inventory levels to support sales; and
•	the fact that its products are based on relatively new technology with limited market acceptance.

The Company needs to raise substantial additional funds in order to maintain the current operation of its business and cannot be certain that additional funds will be available on satisfactory terms, if at all. Without additional funds, the Company will have to reduce its planned operations and restructure its existing operations, all of which will negatively affect its business and future prospects.

The Company’s existing senior secured loan imposes operating and financial restrictions that limit its discretion on certain business matters, which could make it more difficult for it to expand, finance its operations and engage in other business activities that may be of its interest.

The restrictions contained in the Company’s secured loan may have the following effects:

•	limit the Company’s ability to create, incur, assume or suffer to exist any indebtedness;
•	limit the Company’s ability to cancel any debt owed to it in excess of $50,000 in the aggregate during any twelve (12) month period;
•
limit the Company’s ability to assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person, except the endorsement of negotiable instruments by it for deposit or collection or similar transactions in the ordinary course of business;

•
limit the Company’s ability to directly or indirectly declare, pay or make any dividend or distribution on any class of its equity securities except for dividends or distributions paid or made to us on account of its ownership interest in its subsidiaries, or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its subsidiaries’ equity securities, or issue any preferred stock;

•
limit the Company’s ability, with certain exceptions, to purchase or hold beneficially any equity securities or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person, including any partnership or joint venture;

•	limit the Company’s ability to create any subsidiaries;
•	limit the Company’s ability, subject to certain circumstances, to directly or indirectly, prepay any indebtedness or repurchase, redeem, retire or otherwise acquire any indebtedness;
•	limit the Company’s ability to enter into any merger, consolidation or other reorganization;
•	limit the Company’s ability to materially change the nature of its business in which it is presently engaged;
•
limit the Company’s ability to change its fiscal year or to make any changes in accounting treatment and reporting practices without prior written notice to its lenders except as required by GAAP or in the tax reporting treatment or except as required by law; and

•	limit the Company’s ability to enter into any transaction with any employee, director or affiliate, except in the ordinary course on arms-length terms.

Capital markets are currently experiencing a period of disruption and instability, which has had and could continue to have a negative impact on the availability and cost of capital.

The general disruption in the U.S. capital markets has impacted the broader worldwide financial and credit markets and reduced the availability of debt and equity capital for the market as a whole. These global conditions could persist for a prolonged period of time or worsen in the future. The Company’s ability to access capital or the capital markets has been restricted, which could have an impact on its flexibility to react to changing economic and business conditions. The resulting lack of available credit, lack of confidence in the financial sector, or increased volatility in the financial markets has materially and adversely affect the availability or cost of obtaining credit, debt financing or equity financing.

The current economic conditions and financial market turmoil has adversely affected the Company’s business and results of operations.

The global credit markets, capital markets, and domestic and international economies have been experiencing a period of substantial turmoil and uncertainty, characterized by unprecedented intervention by the U.S. federal government and the failure, bankruptcy, or sale of various financial and other institutions. The Company believes the current economic conditions and financial market turmoil has adversely affected its operations, business and prospects, as well as its ability to obtain and manage its liquidity. If these circumstances persist or continue to worsen, the Company’s future operating results could be adversely affected, particularly relative to its current expectations.

The Company’s efforts to enforce and defend its intellectual property may cause it to become involved in costly and lengthy litigation, which the Company may not have the resources to litigate.

In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. The Company may become involved in litigation in the future to enforce and defend its intellectual property rights or to determine the scope and applicability of the proprietary rights of others. Legal proceedings could subject it to significant liability for damages or invalidate its intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and in light of the current economic condition of the Company, it would likely not have the resources to defend and/or pursue. Any potential intellectual property litigation also could force the Company to take specific actions, including:

·	pay damages to the party claiming infringement;

·	cease selling its products that use the challenged intellectual property;

·	obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

·	redesign those products that use infringing intellectual property or cease to use an infringing trademark.

On November 3, 2007, the Company filed a patent litigation action and declaratory judgment action against GPS Industries, Inc. (“GPSI”) and UpLink Corporation in the United States District Court for the District of Arizona. The patent litigation alleges that both GPSI and UpLink infringe upon one or more of the Company’s patents and that an UpLink patent containing claims directed at advertising are invalid due to prior art. The litigation alleges that each defendant infringes upon one or more of the Company’s three asserted patents and that an UpLink patent, which contains claims directed at advertising, is not infringed and is invalid due to prior art.  The defendants raise various defenses and counterclaims. Three defendants are seeking a declaratory judgment that one or all of the Company’s asserted patents is/are invalid and/or not infringed.  On April 2, 2009, the Company and its counsel in this matter jointly moved successfully for the withdrawal of such counsel and time to retain substitute counsel. On May 12, 2009, the court rescheduled the claim construction (Markman) hearing for December 14, 2009, and agreed to move all other deadlines accordingly, to allow the parties an opportunity to explore settlement.  The Company is currently unrepresented and in discussions with a contingency patent law firm to represent it if the parties cannot settle the matter amicably.

In a related case, on July 16, 2008, GPS Industries, Inc. filed a complaint in the Northern District of Illinois alleging patent infringement. The complaint alleges that the Company, and two other defendants LinksCorp, Inc., and ABC National Television Sales, Inc., each infringed one or both, U.S. Patent No. 5,685,786 (the "‘786 Patent") and U.S. Patent No. 5,438,518 (the "‘518 Patent"), and alleges common law claims of slander of title and unfair competition against the Company relating to the ‘518 Patent. On September 12, 2008, the Company filed its Answer, Affirmative Defenses and Counterclaims ("Answer"), wherein the Company denied that it has infringed or is infringing the ‘786 Patent and/or the ‘518 Patent. the Company 's Answer also asserted counterclaims seeking a declaratory judgment that the ‘518 patent is invalid, unenforceable and not infringed, and that the Company has rights to the ‘518 Patent. Regarding the ‘786 Patent, as discussed above, the Company had previously filed in November, 2007 in the United States District Court for the District of Arizona a complaint against GPSI and Uplink Corporation asking for a judgment that the ‘786 Patent was invalid and seeking a declaratory judgment that the Company does not infringe patent ‘786 Patent. ABC has been dismissed from the case. On February 25, 2009, the court granted the Company’s motion to stay proceedings in the case pending reexamination of the patents-in-suit (“the 518 patent” and “the 786 patent”) by the United States Patent and Trademark Office. While, this litigation is presently stayed, on March 19, 2009, the Company and its counsel in this matter jointly moved successfully for the withdrawal of such counsel and time to retain substitute counsel. On May 20, 2009, the court extended until July 17, 2009 the time allowed for the Company to retain substitute counsel to allow the parties an opportunity to explore settlement.  The Company is currently unrepresented and in discussions with a contingency patent law firm to represent the Company if the parties cannot settle the matter amicably.

On May 26, 2008, Roblor Marketing Group, Inc. (“Roblor”) filed a lawsuit in the United States District Court for the Southern District of Florida alleging that the Company and nine other defendants have infringed and continue to infringe United States Patent Number 5,507,485 (the “‘485 patent”).  On July 25, 2008, the Company filed its Answer, Affirmative Defenses and Counterclaims (the “Answer”), wherein the Company denied that it has infringed or is infringing the ‘485 patent.  The Company’s Answer also asserted counterclaims seeking a declaratory judgment that the ‘485 patent is invalid, unenforceable and not infringed. On September 5, 2008, the Company joined the other defendants successfully requesting a stay of the litigation in view of a request for reexamination filed and now pending before the U.S. Patent Office. The Court has stayed proceedings in the case pending reexamination of the patent-in-suit by the United States Patent and Trademark Office.

On April 25, 2008 the Company filed a Demand for Arbitration with the American Arbitration Association against David Chessler and his related entities in relation to multiple breaches by Chessler of a November 7, 2005 Settlement Agreement.  These breaches include claims that Chessler or his entities acquired additional GPS systems in Europe, Chessler's placement of GPS systems in Mexico, Chessler's marketing GPS equipment while failing to disclose that said equipment was "used", and Chessler's financing non single course GPS systems.  Chessler has filed counter claims in the arbitration that the Company has interfered with the sale or lease of GPS systems in breach of the Settlement Agreement. The arbitration was held on February 4-6, 2009.  The arbitrator issued an Interim Award on March 9, 2009.  The Interim Award declared the Company the prevailing party on two claims against Chessler for breach of the Settlement Agreement.  The Company was awarded $1 in nominal damages on each claim plus entitlement to attorneys' fees, costs, and expenses as a result of Chessler’s breach of the Settlement Agreement.  The Arbitrator declared Chessler the prevailing party on one of the Company’s claims for breach of the Settlement Agreement. No award was made on the claim except that Chessler was entitled to nominal attorneys' fees, costs, and expenses related to the claim.  In connection with the arbitration, Chessler and related Chessler entities filed counterclaims against the Company and related parties for breach of the Settlement Agreement.  The Arbitrator declared Chessler to be the prevailing party in his first claim, which involved the venue selection provisions of the Settlement Agreement. No award was made on the claim except that Chessler was entitled to nominal attorneys' fees, costs, and expenses incurred in changing the venue.  The Arbitrator declared that the Company and related parties were the prevailing parties on Chessler's remaining counterclaims for breach of the Settlement Agreement. These claims related to Chessler's contention that the Company had breached the Settlement Agreement by making certain statements and contacting certain golf courses.  There was no monetary award made in favor of the Company except that the Company is entitled to its attorneys' fees, costs, and expenses as the prevailing party on these claims.  On May 20, 2009, the Arbitrator issued a final award in the Company’s favor of approximately $275,000 in fees, costs, and charged Chessler with 94% the AAA fees and costs, which will also result in reimbursement to the Company of previously paid AAA fees and costs.  The award and damages received by the Company against Chessler deter Chessler’s continued breach of the agreement.

On February 8, 2008, the Company filed a Request for Arbitration with the International Chamber of Commerce (ICC) International Court of Arbitration in relation to a breach of contract dispute against Elumina Iberica, S.A, Elumina Iberica UK Limited, GP ADS, S.L. and GP ADS LTD and related parties as a result of multiple breaches, including non-payment, under its distribution agreement and in connection with the previously announced acquisition of Elumina. Both the distribution agreement and acquisition agreements were terminated in 2008. The arbitration hearing was held during the week of January 12, 2009, and the Arbitrator’s Award is expected imminently.

On February 8, 2008, the Company has also served a Notice of Arbitration against Elumina Iberica, S.A. to commence an arbitration proceeding against Elumina Iberica, S.A. in accordance with the UNCITRAL Arbitration Rules for arbitration in Phoenix, Arizona as provided for in the parties’ Exclusive Licensing and Distribution Agreement. In the proceeding, the Company is seeking damages for non-payment of goods sold and delivered, breach of representations and warranties, legal fees and consequential damages.  Elumina has not appeared and the Company has obtained a court order that the arbitration may precede without Elumina.  The Company has not acted on the order.

On February 8, 2008, the Company filed a complaint in the United States District Court in Phoenix, Arizona against Kevin Clarke, d/b/a Elumina Iberica UK, a sole proprietorship, to recover damages for non-payment of goods sold and delivered by the Company. In the proceeding, the Company is seeking damages for non-payment of goods sold and delivered, breach of representations and warranties, legal fees and consequential damages.  Clarke lost on a motion contesting jurisdiction and Clarke’s counsel has withdrawn. The matter is currently pending, awaiting further action by the Company.

On March 18, 2009, GPSI filed a Demand for Arbitration with the American Arbitration Association (“AAA”) alleging the Company’s violation of the ‘093 License Agreement by failing to make required license payments, and seeking to terminate the license and recover damages.  On April 2, 2009, the Company filed an Objection to Demand for Arbitration and Motion to Dismiss contending that GPSI was not a party to the License Agreement and had not preserved an agreement to arbitrate with the Company. On May 6, 2009, the AAA informed GPSI that it would administratively close the matter on May18, 2009, if GPSI failed to pay the required fees, reply or further participate in the action. On May 19, 2009, the AAA administratively closed its file, ending the action.

On March 26, 2009, a suit was filed against the Company in the United States District Court for the District of Maryland by Eurotech Inc. alleging that the Company failed to pay for goods and royalty payments in breach of contract, purchase orders and license agreement. The Company is in the process of preparing its answer or other responsive pleading and intends to defend itself vigorously in this lawsuit.

There are currently several collection matters and other disputes pending in various courts, although the individual amounts of each matter at issue and such disputes taken in the aggregate do not require disclosure.

The Company’s senior secured lender and directors control a significant portion of the outstanding stock of the Company and therefore exert significant influence over the Company.

The Company’s senior secured lender and directors directly or indirectly control approximately 63% of the Company’s currently outstanding common stock.  Moreover, as discussed above, in the event that the outstanding principal balance under a secured term note, together with all accrued and unpaid interest thereon and all fees and expenses owing to such senior secured lender have not been repaid in full on or prior to June 3, 2009, the number of shares of common stock of the Company for which the warrant held by the senior secured lender is exercisable will become 80% of the outstanding common stock of the Company on a partially diluted basis, subject to reduction for prior exercises. As a result, the Company’s senior secured lender and directors possess significant influence over the Company. The share ownership and control may have the effect of impeding a merger, consolidation, takeover, or other business combination involving the Company, or discouraging, delaying, or preventing a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Risks Related to the Company’s Common Stock

The Company does not intend to pay cash dividends.

The Company has never paid cash dividends on its common stock and do not intend to do so in the foreseeable future.

Investors will experience future dilution upon the exercise of outstanding warrants and options.

As of May 26, 2009, there are options granted or available to be granted to acquire 15,000,000 shares of the Company’s common stock, of which 14,796,013 options are outstanding. In addition, there are various warrants outstanding that have been previously issued to acquire 39,930,938 shares of the Company’s common stock. Exercise of such options or warrants will result in further dilution. Moreover, as discussed above, in the event that the outstanding principal balance under a secured term note, together with all accrued and unpaid interest thereon and all fees and expenses owing to such senior secured lender have not been repaid in full on or prior to June 3, 2009, the number of shares of common stock of the Company for which the warrant held by the senior secured lender is exercisable will become 80% of the outstanding common stock of the Company on a partially diluted basis, subject to reduction for prior exercises.

The Company’s convertible notes and warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to the Company’s then-existing stockholders and adversely affect the Company’s stock price.

The convertible notes (the “Notes”) and warrant (the “Warrant”) issued to the Company’s senior secured lender contain anti-dilution rights. As a result of these anti-dilution rights, if the Company issues or grants in the future any rights to purchase any of its common stock, for an effective per share price less than the conversion price of the Notes then in effect, the conversion price of all unconverted Notes will be decreased to equal such lower price and there will be a corresponding increase in the number of shares into which the Notes are convertible. With regard to the Warrant, if the Company, in the future, issues or grants any rights to purchase any of its common stock, or other security convertible into its common stock, for a per share price less than the exercise price of the warrant, the exercise price of the warrant will be reduced to equal such lower price. If the Company’s available funds and cash generated from operations are insufficient to satisfy its liquidity requirements in the future, then it may need to raise substantial additional funds in the future to support the Company’s working capital requirements and for other purposes. If shares of the Company’s common stock or securities convertible into or exercisable for its common stock are issued in consideration of such funds at an effective per share price lower than the conversion and exercise prices of the Company’s convertible notes and warrants, then these anti-dilution provisions would be triggered, thus possibly causing substantial dilution to the Company’s then-existing stockholders if the Notes are converted or the Warrant is exercised. Further, subsequent sales of the shares in the public market could depress the market price of the Company’s stock by creating an excess supply of shares for sale.

The Company’s currently outstanding $5,489,994 principal amount of the Notes are currently convertible into shares of the Company’s common stock at a fixed conversion price per share of (i) $1.35 with respect to the first $2,100,000 of the principal is amount underlying the Notes; (ii) $1.40 with respect to the next $1,333,334 of the principal amount underlying the Notes; (iii) $1.50 with respect to the next $1,333,334 of the principal amount underlying the Notes; and (iv) $1.67 with respect to the remaining $1,333,332 of the principal amount underlying the Notes (each tranche prorated for principal and interest paid off). Based on this conversion price, the Company would issue approximately 4,921,075 shares of common stock upon conversion in full of the $5,489,994 of the Notes (including accrued interest). The Notes contain full ratchet anti-dilution provisions, which provide, unlike a more traditional weighted-average anti-dilution provision, that if the Company issues convertible or equity securities in the future (subject to certain exceptions) at a price per share less than the conversion rate of the Notes or exercise price of the Warrant, the conversion rate of the Notes and exercise price of the Warrant will be automatically adjusted down to that lesser price. In such case, the number of shares into which the Notes are convertible would increase correspondingly. The Company has been able to obtain a waiver on this issue from its senior secured lender in the past, however, there can be no assurances that it will be able to obtain such a waiver in the future. By way of example only, if the price per share of common stock were $0.02, and the Company were to issue securities at such reduced price, the conversion rate of the Notes would be automatically adjusted down to $0.02 per share, the number of shares into which the convertible notes would be convertible would increase from 4,921,075 shares to 274,499,700 shares. Accordingly, if the Company triggers the full ratchet anti-dilution provision, its stockholders could suffer substantial dilution. In addition, because the Company is required to reserve a sufficient number of shares to provide for the issuance of common stock upon the full conversion of the Notes and exercise of the Warrant; it may not have sufficient authorized shares to issue a significant number of additional shares, especially if the anti-dilution provisions are triggered. Because of the current market price of the Company’s common stock, it is unlikely that the Company will be able to raise any additional equity financing without triggering these provisions. On April 27, 2009, the Company issued approximately 500,000 warrants to purchase the Company’s common stock at $0.35 to certain stockholders of the Company, none of whom are insiders or own more than 5% of the Company’s currently outstanding shares of common stock. Certain existing stockholders of the Company may claim that this issuance of securities triggered the right of first offer provisions in their outstanding securities, which may result in claims for breach of contract or other actions against the Company.

Sales of additional common stock and securities convertible into the Company’s common stock may dilute the voting power of current holders.

The Company may issue equity securities in the future whose terms and rights are superior to those of its common stock. The certificate of incorporation of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock. These are “blank check” preferred shares, meaning the Company’s Board is authorized to designate and issue the shares from time to time without stockholder consent. Shares of a series of preferred stock, the Company’s Series D Convertible Preferred Stock, consisting of 8,333,333 shares, with a par value of $0.001 per share, were issued on April 17, 2009. Each holder of shares of Series D Convertible Preferred Stock is entitled to convert each such share into the number of fully paid and nonassessable shares of common stock equal to the number obtained by dividing (i) $0.03, plus the amount of any accumulated but unpaid dividends by (ii) the conversion price in effect at the close of business on the conversion date, which is initially $0.03. The Company does not currently intend to issue any shares of preferred stock in the foreseeable future. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of existing holders of shares of common stock and have preferences over shares of common stock with respect to dividends and liquidation rights. On April 27, 2009, the Company issued warrants to purchase the Company’s common stock to certain investors/stockholders of the Company.  Certain existing investors/stockholders of the Company may claim that this issuance of securities triggered the right of first offer provisions in their outstanding securities, which may result in claims for breach of contract or other actions against the Company.

The Company’s common stock has very little trading volume and has experienced and may continue to undergo extreme market price and volume fluctuation.

Stock markets in general have experienced extreme price and volume fluctuations, particularly in the past six months. Broad market fluctuations of this type may adversely affect the market price of the Company’s common stock. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of the Company’s common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:

•	Current effects of the global economy and credit markets;

•	General and industry-specific business, economic and market conditions;

•	A small market float as a result of a large amount of the Company’s common stock held by its affiliates being subject to restrictions on resale pursuant to the federal securities laws;

•	Actual or anticipated fluctuations in operating results, including those arising as a result in any impairment of intangible assets;

•	Changes in, or failure to meet, analysts’ estimates or expectations;

•	Public announcements concerning the Company, including announcements of litigation, its competitors or its industry;

•	Introduction of new products or services or announcements of significant contracts by the Company or its competitors;

•	Acquisitions, strategic partnership, joint ventures or capital commitments by the Company or its competitors;

•	Adverse developments in patent or other proprietary rights; and

•	Announcements of technological innovations by the Company’s competitors.

The Company’s common stock is no longer eligible for trading on the OTC Bulletin Board and is currently quoted on the Pink Sheets, which may decrease the liquidity of its common stock.

As described above in this Form 8-K, the Company’s common stock is no longer eligible for trading on the OTC Bulletin Board since it failed to file its Form 10-K within the filing grace period prescribed by the OTC Bulletin Board. Broker-dealers often decline to trade in Pink Sheet stocks given that the market for such securities is often limited, the stocks are more volatile, and the risk to investors is greater than with stocks listed on other national securities exchanges. Consequently, selling the Company’s common stock can be difficult because smaller quantities of shares can be bought and sold, transactions can be delayed and securities analyst and news media coverage of the Company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of the Company’s common stock as well as lower trading volume. Investors should realize that they may be unable to sell shares of the Company’s common stock that they purchase. Accordingly, investors must be able to bear the financial risks associated with losing their entire investment in the Company’s common stock.

The price of the Company’s common stock has been volatile and has declined significantly recently.

Due to numerous factors, including the deterioration of the global economic and credit markets the Company’s common stock has experienced significant price and volume volatility. The Company’s stock is currently trading at or below $0.0250 per share and it could continue to experience further declines in its stock price.

As the Company’s common stock is no longer eligible for trading on the OTC Bulletin Board, the market liquidity of the Company’s common stock could continue to be adversely affected and the market price of the Company’s common stock could decline further. Specifically, investors may not be able to resell their shares, at or above the price they paid for such shares or at all.

FINANCIAL STATEMENTS

Set forth below are the Company's unaudited consolidated financial statements for the year ended December 31, 2008. As discussed earlier, the Company cautions its current and potential investors not to place undue reliance upon this information.

PROLINK HOLDINGS CORP.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$248,369	$2,829,496
Accounts receivable, net of an allowance of $5,488,011
and $5,221,919, respectively	2,198,413	4,159,184
Inventory, net of allowance of $446,169 and $239,373	1,671,048	2,619,457
Prepaid expenses and other current assets	1,200,486	1,611,382
Total current assets	5,318,316	11,219,519
Equipment, net	510,497	774,852
Intangible assets, net of accumulated amortization of $1,279,987
and $726,465; and impairment charge of $980,239 and $0	926,396	2,059,776
Goodwill, net of impairment charge of $259,149 and $0	-	259,149
Interest in residual lease equipment, net of impairment charge of
of $4,231,196 and $0	1,656,349	5,060,938
Deposits and other assets	1,425,932	1,963,727
Total assets	$9,837,490	$21,337,961

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Accounts payable	$6,916,343	$4,427,266
Accrued liabilities	3,287,366	2,169,024
Current portion of long-term debt and short-term financing	5,160,769	6,049,788
Deferred revenue	90,771	195,680
Total current liabilities	15,455,249	12,841,758
Long-term debt, net of current portion and discount of $551,150
and $741,788	5,617,480	4,502,096
Other long-term liabilitIes	837,000	130,000
Total liabilities	21,909,729	17,473,854

Commitments and contingencies
Stockholders' equity (deficit):
Series C Preferred shares - $.001 par value; 10,000,000 shares
authorized, none issued and outstanding	-	-
Common shares - $.001 par value; 200,000,000 shares authorized,
49,909,185 and 47,038,107 issued and outstanding	4,991	4,704
Additional paid-in capital	35,999,158	33,989,336
Retained earnings	(48,076,388)	(30,129,933)
Total stockholders' equity	(12,072,239)	3,864,107
Total liabilities and stockholders' equity	$9,837,490	$21,337,961

PROLINK HOLDINGS CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2008	2007
Revenue:
System sales:
Domestic	$10,298,077	$7,147,986
International	941,095	6,471,653
Upgrades	5,350,755	5,766,835
Total system sales	16,589,927	19,386,474
Service revenue	3,086,430	2,529,048
Finance revenue, net	1,224,887	2,350,126
Advertising revenue	440,366	939,977
Total revenue	21,341,610	25,205,625
Cost of revenue
System cost:
Domestic	4,900,029	3,571,919
International	476,247	3,269,796
Upgrades	3,078,272	3,132,212
Total system cost	8,454,548	9,973,927
Service cost	2,890,083	3,189,403
Advertising cost	552,773	420,153
Other cost	85,374	167,729
Total cost of revenue	11,982,778	13,751,212
Gross margin	9,358,832	11,454,413
Operating expenses:
Sales and marketing	2,886,773	3,902,234
Partner management and customer support	3,409,072	2,435,835
Research and development	25,266	813,687
General and administrative	16,151,509	8,396,742
Bad debt expense	2,681,249	4,617,391
Total operating expenses	25,153,868	20,165,889
Income (loss) from operations	(15,795,037)	(8,711,476)
Other income (expense):
Interest expense	(1,541,980)	(934,610)
Other expense	(609,439)	(1,026,359)
	(2,151,419)	(1,960,969)
Loss before income taxes	(17,946,456)	(10,672,445)
Income tax benefit (expense)	-	-
Net loss	(17,946,456)	(10,672,445)
Dividend on Series C Preferred Shares	-	(3,643,188)
Net loss applicable to common shareholders	(17,946,456)	$(14,315,633)
Basic net income (loss) per common share	$(0.37)	$(0.34)
Diluted net income (loss) per common share	$(0.37)	$(0.34)
Basic weighted average common
shares outstanding	48,523,066	42,563,234
Diluted weighted average common
shares outstanding	48,523,066	42,563,234

PROLINK HOLDINGS CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2008	2007

Net loss	$(17,946,456)	$(10,672,445)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	745,875	737,479
Stock-based compensation expense	968,121	1,435,918
Amortization of warrants related to financing	294,924	742,399
Non-cash interest payments	859,737	273,726
Amortization of prepaid consulting	64,460	62,661
Residual value of leases	(826,607)	(656,572)
Provision for uncollectible receivables	266,092	4,593,259
Provision for obsolete and slow moving inventory	206,796	(170,682)
Accretion of discount on notes payable	197,156	468,816
Warrant revaluation	-	81,591
Amortization of debt issue costs paid in stock	209,459	-
Impairment of inventory	1,037,974	-
Impairment of interest in lease residuals	4,231,196	-
Impairment of goodwill	259,149	-
Impairment of intangible assets	733,000	-
Changes in working capital components:
Accounts receivable	1,694,680	(6,051,100)
Inventory	(296,361)	(84,539)
Prepaid expenses	1,870,325	(878,822)
Accounts payable	2,489,077	(159,044)
Accrued liabilities	1,118,342	254,362
Deferred revenue	(104,909)	(120,596)
Other long-term accrued liabilities	707,000	130,000

Net cash provided by (used in) operating activities	(1,220,970)	(10,013,589)

Cash flows from investing activities:
Purchase of property and equipment	(81,140)	(156,567)
Purchase of Scorecast	-	(429,150)
Net cash used in investing activities	(81,140)	(585,717)

Cash flows from financing activities:
Principal payments on debt	(21,620,116)	(16,044,469)
Proceeds from sale of Series C Convertible Preferred Stock
and receipt of stocksubscription receivables	-	11,420,000
Fees paid in connection with financing agreements	(346,289)	(1,749,872)
Proceeds from Laurus factoring agreement		13,155,854
Proceeds from factoring agreement		835,907
Proceeds from FOC factoring agreement		1,341,886
Proceeds from credit facility		1,900,000
Proceeds on the borrowing of notes payable	20,687,388	121,142
Net cash used in financing activities	(1,279,017)	10,980,448

Net increase (decrease) in cash and cash equivalents	(2,581,127)	381,142
Cash and cash equivalents at beginning of year	2,829,496	2,448,354
Cash and cash equivalents at end of year	$248,369	$2,829,496

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	275,628	579,293

Cash paid during the year for income taxes	-	-

PROLINK HOLDINGS CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

Balance as of December 31, 2006	34,927,781	$3,493	$16,323,377	$(15,736,550)	$590,320

Series C Preferred Shares converted to common stock	8,622,927	862	-	-	862
Issuance of Series C and dividends	-	-	11,640,090	(3,720,938)	7,919,152
Common stock and warrants issued	219,000	22	4,590,278	-	4,590,300
Stock-based compensation	-	-	1,435,918	-	1,435,918
Exercises of stock-based options and warrants	3,268,399	327	(327)	-	-
Net loss	-	-	-	(10,672,445)	(10,672,445)
Balance as of December 31, 2007	47,038,107	4,704	33,989,336	(30,129,933)	3,864,107

Common stock and warrants issued	2,850,000	285	1,041,703	-	1,041,988
Stock-based compensation	-	-	968,121	-	968,121
Exercises of stock-based options and warrants	21,078	2	(2)	-	-
Net loss	-	-	-	(17,946,455)	(17,946,455)

Balance as of December 31, 2008	49,909,185	4,991	$35,999,158	$(48,076,388)	$(12,072,239)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLINK HOLDINGS CORP.

Dated: May 27, 2009	By:	/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer